Exhibit 3.2(ak)

CONSENT TO TRANSFER OF PARTNERSHIP INTEREST

AND

JOINDER TO PARTNERSHIP AGREEMENT

OF

BEAZER HOMES TEXAS, L.P.

This Consent to Transfer of Partnership Interest and Joinder to Partnership Agreement of Beazer Homes Texas, L.P. (this “Consent and Joinder”) is made and entered into as of April 3, 2014, by and among Beazer Homes Texas Holdings, Inc., a Delaware corporation (“BHTH” or the “General Partner”), Beazer Homes Holdings Corp., a Delaware corporation (“BHHC”), and Beazer Homes Corp., a Tennessee corporation (“BHC”).

WHEREAS, Beazer Homes Texas, L.P. a Delaware limited partnership (the “Partnership”), was formed on March 26, 1996 by the filing of a Certificate of Partnership with the Delaware Secretary of State; and

WHEREAS, pursuant to the Agreement of Limited Partnership, dated as of March 26, 1996 (the “Partnership Agreement”), between BHTH and BHHC, BHTH was designated as the general partner, with a 1% ownership interest in the Partnership, and BHHC was designated as the limited partner, with a 99% ownership interest in the Partnership; and

WHEREAS, pursuant to a unanimous written consent of the directors of BHHC dated as of August 9, 2000 (the “Prior Resolutions”), BHHC transferred and conveyed, effective January 1, 2000 (the “Transfer”), its 99% limited partner interest in the Partnership to BHC, its wholly-owned subsidiary; and

WHEREAS, the parties hereto have determined to enter into this Consent and Joinder in order to clearly and accurately reflect the actions previously taken by the parties, including the Transfer of the limited partnership interest from BHHC to BHC, the consent of BHC to assume the obligations under the Partnership Agreement, and the subsequent withdrawal of BHHC as the limited partner under the Partnership Agreement; and

WHEREAS, concurrent herewith, BHTH and BHHC have entered into an amendment to the Partnership Agreement in order to clearly and accurately memorialize the Transfer in accordance with the specific terms of the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. In accordance with Section 7.1(a) of the Partnership Agreement, BHHC, as the transferring Partner, has designated its intention to transfer its Partnership Interest in a written instrument of assignment, sale or transfer by delivering to the General Partner the Prior Resolutions and by entering into this Consent and Joinder.

2. In accordance with Section 7.1(b) of the Partnership Agreement, BHC, as the person acquiring the transferring Partner’s Partnership Interest, hereby adopts and agrees to be bound by all the provisions of the Partnership Agreement, as the same may be amended from time to time, and to assume all outstanding funding commitments of the transferring partner, BHHC.

3. In accordance with Section 7.1(c) of the Partnership Agreement, the parties hereby consent to the Transfer. As a result of the Transfer, the following constitute all of the Partners of the Partnership, holding the Percentage Interest indicated opposite each Partner’s name:

Name	Percentage Interest

Beazer Homes Texas Holdings, Inc., the sole General Partner	1%

Beazer Homes Corp., the sole Limited Partner	99%

4. Capitalized terms used herein by not defined herein shall have the respective meanings assigned to such terms in the Partnership Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Consent and Joinder to be executed as of the date first written above, such Consent and Joinder to be effective as of January 1, 2000.

BEAZER HOMES TEXAS HOLDINGS, INC.

By:	/s/ Kenneth F. Khoury
Name:	Kenneth F. Khoury
Title:	Executive Vice President and Secretary

BEAZER HOMES HOLDINGS CORP.

By:	/s/ Kenneth F. Khoury
Name:	Kenneth F. Khoury
Title:	Executive Vice President and Secretary

BEAZER HOMES CORP.

By:	/s/ Kenneth F. Khoury
Name:	Kenneth F. Khoury
Title:	Executive Vice President and Secretary